EXHIBIT 5.1

LATHAM & WATKINS LLP

505 Montgomery Street, Suite 1900

San Francisco, California 94111

September 19, 2003

Bio-Rad Laboratories, Inc.

1000 Alfred Nobel Drive

Hercules, California 94547

Re:	$225,000,000 Aggregate Principal Amount of
7.50%	Senior Subordinated Notes due 2013

Ladies and Gentlemen:

In connection with the registration of $225,000,000 aggregate principal amount of 7.50% Senior Subordinated Notes due 2013 (the “Securities”) by Bio-Rad Laboratories, Inc., a Delaware corporation (the “Company”), under the Securities Act of 1933, as amended, on Form S-4 filed with the Securities and Exchange Commission on September 19, 2003 (“Registration Statement”), to be issued under an indenture dated as of August 11, 2003 (the “Indenture”) by and between the Company and Wells Fargo Bank, National Association, as trustee (the “Trustee”), you have requested our opinion set forth below. The Securities will be issued in exchange for the Company’s outstanding 7.50% Senior Subordinated Notes due 2013 (the “Outstanding Notes”) on the terms set forth in the prospectus contained in the Registration Statement and the Letter of Transmittal filed as an exhibit thereto. The Indenture and the Securities are sometimes referred to herein collectively as the “Operative Documents.” Capitalized terms used herein without definition have the meanings assigned to them in the Indenture.

In our capacity as your special counsel in connection with such registration, we are familiar with the proceedings taken by the Company in connection with the authorization of the Indenture and the Securities and the issuance of the Securities. In addition, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter.

We are opining herein as to the effect on the subject transaction only of the internal laws of the State of New York, and in paragraphs 1 and 2, the Delaware General Corporation Law (the “DGCL”), and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.

Subject to the foregoing and the other matters set forth herein, it is our opinion that as of the date hereof:

1.  The Indenture has been duly authorized by all necessary corporate action of the Company, has been duly executed and delivered by the Company, and is a legally valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

2.  The Securities have been duly authorized by all necessary corporate action of the Company.

3.  The Securities, when duly executed, issued, and authenticated in accordance with the terms of the Indenture and delivered by or on behalf of the Company against the due tender and delivery to the Trustee of the Outstanding Notes in an aggregate principal amount equal to the aggregate principal amount of the Securities, will be the legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

The opinions rendered in paragraphs 1 and 3 above relating to the enforceability of the Indenture and the Securities are subject to the following exceptions, limitations and qualifications: (i) the effect of bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights or remedies of creditors; (ii) the effect of general principles of equity, whether enforcement is considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which any proceeding therefore may be brought; (iii) the unenforceability under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy; (iv) the unenforceability of any provision requiring the payment of attorneys’ fees, where such payment is contrary to law or public policy; and (v) we express no opinion concerning the enforceability of the waiver of rights and defenses contained in Section 4.6 of the Indenture.

We have not been requested to express, and with your knowledge and consent, do not render any opinion as to the applicability to the obligations of the Company under the Indenture and the Securities of Section 548 of the United States Bankruptcy Code or applicable state law (including, without limitation, Article 10 of the New York Debtor and Creditor Law) relating to fraudulent transfers and obligations.

With your consent, we have assumed for purposes of this opinion that (i) each of the parties to the Operative Documents (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; (b) has the requisite power and authority to execute and deliver and to perform its obligations under each of the Operative Documents to which it is a party; (ii) each of the parties to the Operative Documents other than the Company has duly authorized the Indenture and the Securities and has duly executed and delivered the Indenture; (iii) with respect to each of the parties to the Operative Documents other than the Company, each Operative Document to which it is a party constitutes its legally valid and binding agreement, enforceable against it in accordance with its terms; and (iv) the Trustee is in compliance, generally and with respect to acting as trustee under the Indenture, with all applicable laws and regulations. We express no opinion as to any state or federal laws or regulations applicable to the subject transaction because of the nature or extent of the business of any parties to the Operative Documents.

We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained under the heading “Legal Matters” in the prospectus contained therein.

Very truly yours,

/s/ Latham & Watkins LLP

Latham & Watkins LLP

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